                                                                                                                                       Exhibit 12.1

UAL Corporation and Subsidiary Companies

Computation of Ratio of Earnings to Fixed Charges

	Three Months Ended
	March 31

	2004	2003
	(In Millions)
Earnings:

Loss before income taxes	$(459)	$(1,343)
Fixed charges, from below	162	176
Undistributed losses of affiliates	-	-
Interest capitalized	-	(1)

Loss	$(297)	$(1,168)

Fixed charges:

Interest expense	$ 120	$ 131
Portion of rental expense representative
of the interest factor	42	45

Fixed charges	$ 162	$ 176

Ratio of earnings to fixed charges	(a)	(a)

___________

  Earnings were inadequate to cover fixed charges by $459 million in 2004 and $1.3 billion in 2003.

                                                                                                                                        Exhibit 12.2

UAL Corporation and Subsidiary Companies

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

	Three Months Ended
	March 31

	2004	2003
	(In Millions)
Earnings:

Loss before income taxes	$(459)	$(1,343)
Fixed charges, from below	164	178
Undistributed losses of affiliates	-	-
Interest capitalized	-	(1)

Loss	$(295)	$(1,166)

Fixed charges:

Interest expense	$ 120	$ 131
Preferred stock dividend requirements	2	2
Portion of rental expense representative
of the interest factor	42	45

Fixed charges	$ 164	$ 178

Ratio of earnings to fixed charges	(a)	(a)

__________

(a) Earnings were inadequate to cover fixed charges and preferred stock dividend requirements by $459 million in 2004 and $1.3 billion in 2003.